Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE CONFIRMS THAT TWO EMPLOYEES DIED AT A VALERO REFINERY

TULSA, OK – November 7, 2005 – Matrix Service Company (Nasdaq: MTRX), a leading industrial services company, today reported that two employees of its subsidiary, Matrix Service Industrial Contractors, Inc., working at the Valero Energy Corporation (NYSE: VLO) refinery in Delaware City, Delaware were fatally injured on Sunday, when they were exposed to nitrogen fumes.

Valero hired Matrix Service Industrial Contractors, Inc. as one of its primary maintenance contractors and to work on the current turnaround at its refinery. Preliminary investigation determined that the two employees were overcome by nitrogen fumes inside a reactor.

Michael Hall, president and chief executive officer of Matrix Service Company, said, “We are deeply saddened to hear of this incident. We always stress safety as paramount to our employees since our work environment is considered high risk. We intend to cooperate fully with Valero and the Occupational Safety and Health Administration to determine the cause of the accident, but most importantly to ensure that this never happens again.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	The Global Consulting Group, Inc.
Matrix Service Company	646/284-9418
918/838-8822	tnguyen@hfgcg.com
laustin@matrixservice.com